                              SEPARATION AGREEMENT

        SEPARATION AGREEMENT (this "Agreement") dated as of July 15, 1996, by and between Unidigital, Inc., a Delaware corporation (the "Corporation"), and Stephen McErlain ("McErlain").

                             W I T N E S S E T H :

        WHEREAS, McErlain was previously an executive officer and employee of the Corporation and currently is a director of the Corporation; and

        WHEREAS, the Corporation and McErlain desire to provide for the amicable severance of the employment relationship between the Corporation and McErlain.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

        1.      Resignation.

                (a) McErlain resigned as an executive officer and employee of the Corporation, including all affiliates of the Corporation, controlling corporations, divisions and subsidiaries of the Corporation (the "Affiliates"), effective as of June 1, 1996 and hereby resigns as a director of the Corporation and the Affiliates, such resignation to be effective as of the date hereof.

                (b) Upon the execution hereof and except as otherwise provided herein, McErlain shall not be entitled to any further salary, reimbursement for expenses or additional stock options from the Corporation or the Affiliates.

        2. Consideration. The Corporation hereby agrees to provide McErlain with the following separation benefits:

                (a) Upon the execution hereof, full repayment of the outstanding principal and accrued interest owed by the Corporation to McErlain under that certain promissory note due March 1, 1997 in the principal amount of $331,000 and which bears interest at 7.5% per annum (the "Note"), less $12,500 (such amount having been previously paid by the Corporation to McErlain in June
1996), such repayment to be made by certified check, or Unidigital check, subject to collection;

                (b) A grant of a Nonstatutory Stock Option (the "Option") to purchase a total of 6,000 shares of Common Stock of the Corporation pursuant to the terms and conditions set forth in the Corporation's 1995 Long-Term Stock Investment Plan (the "Plan") and the Stock Option Agreement in substantially the form attached hereto as Exhibit A; and

                (c) Health insurance benefits (in the same manner and amount which exists at the time of signing this Agreement) for twenty-seven
(27) months, commencing June 1, 1996,




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provided, however, that such coverage shall be extended to include McErlain's spouse and dependent children.

        3. Restricted Securities; Notice of Transfer; Right of First Refusal. (a) McErlain hereby acknowledges and understands that the shares of Common Stock underlying the Option and the shares of Common Stock currently held by McErlain (together, hereinafter referred to as the "Common Stock") constitute "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act") and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. McErlain further acknowledges that the Corporation is under no obligation to register the Common Stock.

                (b) If McErlain proposes to sell, assign, exchange, convey, donate, pledge, mortgage or otherwise transfer ("Transfer") all or any part of the Common Stock, he shall give written notice (the "Notice of Transfer") to the Corporation and William E. Dye at least thirty (30) days prior to the closing of such Transfer. The Notice of Transfer shall set forth (i) McErlain's bona fide intention to Transfer all or part of the Common Stock; (ii) the number of shares of Common Stock to be transferred; (iii) the material terms and conditions for the proposed offer, including the price; and (iv) the identity of the person or entity to whom it is proposed that the Common Stock be transferred.

                (c) The Corporation, within twenty (20) days after its receipt of the Notice of Transfer, may elect to purchase all, but not less than all, of the Common Stock to be transferred by McErlain for the price and upon the terms described in the Notice of Transfer by delivering to McErlain a written notice that the Corporation elects to purchase such shares of Common Stock. Payment for such shares of Common Stock is to be made in cash, by wire transfer or by delivery of a certified check, such payment to be made within 10 days following the date of the Corporation's notice of its election to purchase such shares of Common Stock.

                (d) If the Corporation does not elect to purchase the Common Stock proposed to be transferred by McErlain, within the 20-day period stated above, William E. Dye may, within such 20-day period, elect to purchase such shares of Common Stock for the price and upon the terms described in the Notice of Transfer by delivering to McErlain, not later than twenty (20) days after the Corporation's receipt of the Notice of Transfer, a written notice that he elects to purchase such shares of Common Stock. Payment for such shares of Common Stock is to be made in cash, by wire transfer or by delivery of a certified check, such payment to be made within 10 days following the date of William E. Dye's notice of his election to purchase such shares of Common Stock.

                (e) The parties hereto understand and agree that the provisions set forth in this Section 3 shall remain in effect until such time that McErlain is permitted to freely transfer the Common Stock in accordance with Rule 144(k), promulgated under the Securities Act.





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
        4. Consulting Duties. McErlain is hereby retained as a consultant to the Corporation for a period of two years commencing on September 1, 1996. Consulting duties shall include such duties as may from time to time be agreed upon by the Corporation's Chief Executive Officer, William E. Dye, or his designee, and McErlain. McErlain agrees to make himself available to the extent required to perform such consulting duties. The means by which McErlain performs such consulting duties shall be determined by McErlain, in his sole discretion. For such consulting services, the Corporation shall pay to McErlain a consultation retainer fee of $4,000 per month, such payments commencing September 15, 1996, which amount shall be fully earned on the first day of the month and payable on the 15th day of each month during the period of consulting and otherwise in accordance with the Corporation's customary payroll practices. No further payment shall be made by the Corporation to McErlain for services rendered to the Corporation, unless otherwise agreed to by both parties. During the term of this consulting arrangement, the Corporation shall reimburse McErlain for all reasonable, out-of-pocket expenses incurred by him in connection with the performance of consulting services hereunder. Such reimbursement shall be made to McErlain promptly following his submission to the Corporation of receipts and other documentation reasonably satisfactory to the Corporation of such expenses. The Corporation and McErlain agree that McErlain is an independent contractor and not an employee of the Corporation and that the Corporation is not obligated to provide McErlain with any worker's compensation insurance coverage. Any income or other taxes based upon the payments made to McErlain by the Corporation will be the sole responsibility of McErlain.

        5. Release by McErlain. Except for the obligations expressly arising hereunder for the transactions contemplated hereby, McErlain hereby fully, irrevocably and unconditionally releases and discharges the Corporation, its agents, officers, employees, shareholders, directors, successors and assigns from any and all manner of claims, complaints, demands, causes of action, obligations, liabilities, costs, expenses (including attorneys' fees and costs) and damages, of every kind, either at law or in equity, arising from his employment with or separation of employment from the Corporation, including without limitation, any claim relating to (i) health benefit claims, (ii) any federal, state, or local employment discrimination or fair employment law, such as the federal Age Discrimination in Employment Act and the Civil Rights Acts of 1964 and 1991, (iii) any and all unused vacation time with the Corporation,
(iv) any taxes incurred because of or in connection with the provisions of this Agreement, (v) any amounts now or hereafter claimed by McErlain as owed by the Corporation to McErlain for the reimbursement of business expenses, (excluding those business expenses owed by the Corporation to McErlain pursuant to Section 4 hereof) (vi) any amounts now or hereafter claimed by McErlain as owed by the Corporation to McErlain under the Note, and (vii) except as otherwise provided in any Stock Option Agreements in favor of McErlain, any options or shares of capital stock now or hereafter claimed by McErlain as owed by the Corporation to McErlain under the Plan; provided, however, that this release shall not extend to fraudulent or criminal conduct. In addition, and not in limitation of the foregoing, McErlain hereby forever releases and discharges the Corporation from any liability or obligation to reinstate or employ him in any employment capacity. The Corporation acknowledges that McErlain was and will continue to be indemnified for his actions as an officer, director and employee of the



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Corporation and the Affiliates through the date of this Agreement and is covered in such capacities during such time. The parties hereto understand and agree that the foregoing release shall not adversely impact any indemnification rights McErlain may have against the Corporation for all acts taken by him as an officer, director or employee of the Corporation, prior to his resignation of such positions, to the fullest extent permitted by Delaware law and as provided in the Corporation's Certificate of Incorporation and By-Laws and by any private insurance maintained by the Corporation for such purpose. McErlain understands and agrees that the Corporation shall not be obligated to carry private insurance for such purpose in connection with McErlain's duties as a consultant.

        6. Release by the Corporation. The Corporation hereby fully, irrevocably and unconditionally releases and discharges McErlain from any and all manner of claims, complaints, demands, causes of action, obligations, liabilities, costs, expenses (including attorneys' fees and costs) and damages, of every kind, either at law or in equity, arising from McErlain's employment with or separation of employment from the Corporation, including without limitation McErlain's services as an executive officer and a member of the Board of Directors of the Corporation, provided, however, that this release shall not extend to fraudulent or criminal conduct.

        7.      Covenants Not to Sue.

                (a) McErlain represents and warrants that he has not filed, nor has he assigned to any third person, any complaints, charges or claims for relief against the Corporation with any local, state or federal court or administrative agency. McErlain further agrees and covenants not to sue or to bring, or assign to any third person, any claims or charges against the Corporation or its agents, officers, employees, shareholders, directors, successors and assigns with respect to any matter arising before the date hereof or covered by the release set forth in Section 5, and not to assert against the Corporation in any suit, action, litigation or proceeding any matter arising before the date hereof or covered by the release set forth in Section 5.

                (b) The Corporation represents and warrants that it has not filed, nor has it assigned to any third person, any complaints, charges or claims for relief against McErlain with any local, state or federal court or administrative agency. The Corporation further agrees and covenants not to sue or to bring, or assign to any third person, any claims or charges against McErlain with respect to any matter arising before the date hereof or covered by the release set forth in Section 6, and not to assert against McErlain in any suit, action, litigation or proceeding any matter arising before the date hereof or covered by the release set forth in Section 6.

        8. Ownership of Rights. (a) Any and all writings, inventions, improvements, processes, procedures and/or techniques which McErlain has made, conceived, discovered or developed, either solely or jointly with any other person or persons, at any time during the term of his employment with the Corporation, whether during working hours or at any other time and whether at the request or upon the suggestion of the Corporation or otherwise, which relate to any





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business carried on by the Corporation, are the sole and exclusive property of the Corporation. McErlain shall promptly make full disclosure to the Corporation of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in the Corporation.

                (b) Any and all writings, inventions, improvements, processes, procedures and/or techniques which McErlain may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time subsequent to the date hereof, will be the sole and exclusive property of McErlain.

        9. Non-Disclosure of Information. McErlain acknowledges that by virtue of his position he has been privy to the Corporation's and the Affiliates' trade secrets including but not limited to the Corporation's and the Affiliates' customers list and private processes, as they may exist or as the Corporation and the Affiliates may determine from time to time, and that such secrets are valuable, special and unique assets of the Corporation's and the Affiliates' business and constitute confidential information and trade secrets of the Corporation and the Affiliates (hereafter collectively "Confidential Information"). McErlain shall not, for a period of two (2) years after the execution of this Agreement, whether intentionally or negligently, disclose all or any part of the Confidential Information to any person, firm, corporation, association or any other entity for any reason or purpose whatsoever, nor shall McErlain and any other person by, through or with McErlain, and for a period of two (2) years after the execution of this Agreement, whether intentionally or negligently, make use of any of the Confidential Information for any purpose or for the benefit of any other person or entity, other than the Corporation or the Affiliates, as the case may be, under any circumstances. Additionally, McErlain shall not take any action which in any manner shall be injurious to the Corporation or the Affiliates. The Corporation and McErlain agree that a violation of the foregoing covenants will cause irreparable injury to the Corporation, and that in the event of a breach or threatened breach by McErlain of the provisions of this Section 9, the Corporation shall be entitled to an injunction restraining McErlain from:

                (a) Disclosing, in whole or in part, any Confidential Information, or from rendering any services to any person, firm, corporation, association or other entity to whom any such information, in whole or in part, has been disclosed by McErlain or is threatened by McErlain to be disclosed in violation of this Agreement.

                (b) Continuing such injurious actions. Nothing herein stated shall be construed as prohibiting the Corporation from pursuing any other rights and remedies, at law or in equity, available to the Corporation for such breach or threatened breach, including the recovery of damages from McErlain.



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

        10.     Restrictive Covenant

                (a) For a period of two (2) years after the execution of this Agreement, McErlain covenants and agrees that, within a radius of twenty-five (25) miles from each of the present places of the Corporation's and the Affiliates' business or any other area in which the Corporation or the Affiliates are engaged in business, he shall not own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control, whether directly or indirectly, as an individual on his own account, or as a partner, member, joint venturer, officer, director or shareholder of a corporation or other entity, of any business similar to or competitive with the type of business currently conducted or proposed to be conducted by the Corporation or the Affiliates at the time of the execution of this Agreement.

                (b) For a period of two (2) years after the execution of this Agreement, McErlain further covenants he shall not interfere with, solicit or disrupt or attempt to interfere with, solicit or disrupt the relationship, contractual or otherwise, between the Corporation or the Affiliates and any customer, supplier, lessee or employee of the Corporation or the Affiliates.

                (c) McErlain acknowledges that the restrictions contained in this Section 10 are reasonable. In that regard, it is the intention of the parties to this Agreement that the provisions of this Section 10 shall be enforced to the fullest extent permissible under the law and public policy applied in each jurisdiction in which enforcement is sought. Accordingly, if any portion of this Section 10 shall be adjudicated or deemed to be invalid or unenforceable, the remaining portions shall remain in full force and effect, and such invalid or unenforceable portion shall be limited to the particular jurisdiction in which such adjudication is made.

        13. Specific Performance. McErlain acknowledges that any breach by him of Sections 8, 9, or 10 of this Agreement would substantially and materially impair and irreparably harm the Corporation's business and goodwill; that such impairment and harm would be difficult to measure and, therefore, total compensation in solely monetary terms would be inadequate. McErlain therefore agrees that in the event of any breach or threatened breach by him of Sections 8, 9, or 10 of this Agreement, the Corporation shall be entitled, in addition to monetary damages or other remedies, to equitable relief, including injunctive relief, and payment by McErlain of all costs and expenses incurred by the Corporation in enforcing said Section against him, including attorneys' fees incurred by the Corporation; provided, however, that in the event the Corporation is unsuccessful in obtaining the judicial relief requested hereunder, McErlain shall be entitled to payment by the Corporation of all costs and expenses incurred by McErlain in defending the Corporation's claims hereunder, including reasonable attorney's fees incurred by McErlain.

        14. Confidentiality. The parties hereto agree that a material item of this Agreement is an agreement to keep confidential the terms and conditions of this Agreement. No disclosure shall be made by any of the parties hereto except to the extent that any of the parties is obligated to make




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disclosure to such party's attorneys and accountants in the rendering of professional services, or pursuant to the securities laws or any other laws of the United States or any other state.

        15. Public Statements. Except as required by applicable law, the Corporation hereby agrees not to make any public statement or issue any press release concerning this Agreement or the transactions contemplated hereby without providing McErlain an opportunity to comment on such public statement or press release. The Corporation further agrees to provide McErlain with a copy of any public filing made by the Corporation with respect to this Agreement or the transactions contemplated hereby on the date such public filing is made.

        16.     Further Assurances; Cooperation.

                (a) The Corporation hereby agrees to execute and deliver such other documents, instruments and agreements and to take such other action as may be necessary, proper or appropriate to carry out the terms of this Agreement, including, without limitation, the following:

                        (i) On or prior to August 5, 1996, the Corporation shall prepare and deliver to McErlain, a Form 4, reflecting McErlain's separation of employment from the Corporation, and, if necessary, the option grant contemplated by this Agreement;

                        (ii) Promptly following execution of this Agreement, the Corporation shall deliver to McErlain a copy of each filing made with the Securities and Exchange Commission on McErlain's behalf;

                        (iii) At the request of McErlain, the Corporation shall provide McErlain information and/or documentation reasonably necessary for the determination of McErlain's holdings in the Corporation, the tax basis of such holdings and the acquisition date of such holdings; and

                        (iv) Promptly following execution of this Agreement, the Corporation shall issue or cause to be issued and delivered to McErlain, a stock certificate or certificates evidencing the shares of Common Stock of the Corporation owned by McErlain.

                (b) McErlain hereby agrees to execute and deliver such other documents, instruments and agreements and to take such other action as may be necessary, proper or appropriate to carry out the terms of this Agreement. McErlain further agrees to use his best efforts to cooperate and assist the Corporation at its cost and expense, but without remuneration to McErlain, upon the request of the Corporation, in defending any claims, suits, actions, litigation, demands, losses or controversies whatsoever against the Corporation that arise from the activities of the Corporation prior to the date of the effectiveness of McErlain's resignation as an officer, director and employee of the Corporation.





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
        17. Breach. (a) The parties agree that in the event one party breaches any part of this Agreement, legal proceedings may be instituted against that party for breach of contract. The non-prevailing party in such legal proceedings shall reimburse the prevailing party for the reasonable costs and expenses, including reasonable attorneys' fees, incurred. The parties further agree that the "prevailing party" shall be determined by the judge rendering the decision in such proceeding and that the parties will be bound by such judge's decision.

        (b) In the event that the Corporation breaches its obligation to pay McErlain the consultation retainer fee set forth in Section 4 hereof, McErlain shall be entitled to recover the following amounts from the
Corporation:

                Date of Breach                    Amount
                --------------                    ------

                9/1/96 - 2/28/97           Three times the outstanding amount
                                           owed to McErlain by the Corporation
                                           under Section 4 hereof.

                3/1/97 - 8/31/97           Two times the outstanding amount
                                           owed to McErlain by the Corporation
                                           under Section 4 hereof.

                9/1/97 - 8/31/98           The outstanding amount owed to
                                           McErlain by the Corporation under
                                           Section 4 hereof.

        18. Notices. All notices required or permitted under this Agreement shall be in writing and delivered by any method providing for proof of delivery. Any notice shall be deemed to have been given on the date of delivery to a location specified by the other party, or by attempted delivery with proof thereof. Notices shall be delivered to the parties at the following addresses until a different address has been designated by notice to the other party:

                If to the Corporation:

                Unidigital Inc.
                20 West 20th Street
                New York, New York 10011
                Attention: William E. Dye, President and
                                Chief Executive Officer




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                With a copy to:

                Buchanan Ingersoll
                500 College Road East
                Princeton, New Jersey 08540
                Attention: David J. Sorin, Esq.

                If to McErlain:

                31 West 10th Street
                New York, New York 10011

                With a copy to:

                Saviano, Tobias & Weinberger, P.C.
                Attorneys at Law
                12th Floor
                Three New York Plaza
                New York, New York 10004
                Attention: Steven I. Weinberger, Esq.

        19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

        20. Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof, and no modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced. Except as set forth above, this Agreement supersedes all prior understandings, negotiations and agreements relating to the subject matter hereof. The parties hereto understand and agree that the Employment Agreement between McErlain and the Corporation dated as of November 2, 1995 is null and void and is of no further force and effect. McErlain and the Corporation affirm that the only consideration for executing this Agreement are the terms stated herein, and that no other promises or agreements of any kind have been made to or with either of them by any person or entity whatsoever to cause them to sign this Agreement. The Corporation represents that it has the corporate power, authority and legal right to deliver this Agreement and that the execution, delivery and performance of this Agreement by the Corporation has been duly authorized by all necessary corporate action. McErlain represents that he has had an opportunity to discuss and review the terms of this Agreement fully with his attorney. McErlain further represents that he has carefully read this Agreement, understands the contents hereof, and executes the same as his own free act.



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        21.     Expenses.  Each of the parties hereto shall bear such party's own expenses in connection with this Agreement and the transaction contemplated hereby.

        22. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State. Any action arising out of or relating to any of the provisions of this Agreement shall be brought and prosecuted only in the courts of, or located in, the State of New York, and the parties hereto consent to the jurisdiction and venue of said courts.

        23. Headings. The headings in this Agreement are solely for convenience of reference and shall not affect the interpretation of any of the provisions hereof.

        24. Severability. If any provision herein contained shall be held to be illegal or unenforceable, such holding shall not affect the validity or enforceability of the other provisions of this Agreement.

        25. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Corporation and the Affiliates, and their respective successors and assigns, and upon McErlain and his executors, administrators, legal representatives, heirs and assigns.


                             *    *    *    *    *





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        IN WITNESS WHEREOF, the parties hereto have caused this Separation
Agreement to be executed as of the date first above written.

                                        UNIDIGITAL INC.



                                        By   /s/  WILLIAM E. DYE
                                           -------------------------------------
                                                  William E. Dye, President and
                                                  Chief Executive Officer



                                             /s/  STEPHEN McERLAIN
                                           -------------------------------------
                                                  Stephen McErlain





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